Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Puyi Inc. on Form S-8 of our report dated September 25, 2023 with respect to our audits of the consolidated financial statements of Puyi Inc. as of June 30, 2023 and 2022, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for each of the three years in the period ended June 30, 2023, which report is included in the Annual Report on Form 20-F of Puyi Inc. for the year ended June 30, 2023.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

March 11, 2024

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001
Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com